Hugh McCormick of Scottish Re Group Limited to Return to Private Practice

HAMILTON, Bermuda--(BUSINESS WIRE)--

Scottish Re Group Limited (NYSE:SCT), a global life reinsurance specialist, today announced that Hugh T. McCormick, Executive Vice President of Corporate Development, will be leaving Scottish Re in June to return to the New York law office of LeBoeuf, Lamb, Greene & MacRae, L.L.P. , where he will resume his long-standing role as a legal advisor to Scottish Re.

"Since joining Scottish Re in 2005, Hugh has been an important part of the Scottish Re team making significant contributions to the company's capital market initiatives and with regulatory matters," said Paul Goldean, Chief Executive Officer of Scottish Re Group Limited. "We wish him continued success after his return to public practice."

Mr. McCormick added, "It has been a pleasure working at Scottish Re and I look forward to maintaining both the personal and professional relationships with my colleagues at Scottish Re."

Prior to joining Scottish Re, Mr. McCormick was a partner in the New York office of LeBoeuf, Lamb, Greene & MacRae L.L.P. where he advised Scottish Re and other domestic and foreign insurance and reinsurance companies on tax, regulatory and corporate matters arising in connection with mergers and acquisitions, demutualizations, reinsurance transactions and insurance products. From 1977 to 1981 he was an attorney-advisor with the Interpretative Division of the Office of Chief Counsel of the Internal Revenue Service.

About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

Source: Scottish Re Group Limited

---------------
Contact: Scottish Re Group Limited, Hamilton
Rayissa Palmer, Vice President Marketing &
Communications, 704-752-3422